FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, BC, V6E 4A2

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

March 4, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is March 4, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer closes $10,500,000 bought deal equity financing as announced February 12 and 17, 2009.

Item 5.	Full Description of Material Change

The Issuer reports that, on March 4, 2009, it closed its previously announced private placement through a syndicate of underwriters (“Underwriters”) and sold an aggregate of 4,200,000 common shares of the Issuer (“Shares”) at a price of $2.50 per Share for gross proceeds of $10,500,000 on a bought deal basis in Canada and a concurrent private placement in the United States to accredited investors (the “Offering”).

The Underwriters received a 7% cash commission ($735,000) and 294,000 non-transferrable broker’s warrants (“Broker Warrants”).  Each Broker Warrant is exercisable to acquire one common share of the Issuer at $2.95 until September 4, 2010.  The Issuer also paid the Underwriters’ expenses and costs of the Offering.

All securities issued in the Offering have a hold period in Canada which expires on July 5, 2009.

The Issuer intends to use the net proceeds for continued work on its Livengood Gold project in Alaska, as well as further work on its other Alaskan and Nevada mineral properties and for general working capital.  As a result of the Offering, the Issuer now has 48,529,588 common shares outstanding (approximately 60,793,690 common shares on a fully diluted basis).

This material change report does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated use of proceeds of the bought deal financing and concurrent private placement in the US, are forward-looking statements.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the financing, pricing fluctuations in metal prices, currency fluctuations, dilution, the volatility of the Issuer's common share price and volume; and tax consequences to U.S. investors, variations in the nature, quality and quantity of any mineral deposits that may be located, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s Annual Information Form filed with certain securities commissions in Canada and its annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

March 4 , 2009